SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  Sbarro, Inc.
                                  -----------
                (Name of Registrant as Specified in Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1)  Title of each class of securities to which transaction applies:
             Common Stock, $.01 par value

         2)  Aggregate number of securities to which transaction applies:
             20,531,977

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $28.85

         4) Proposed maximum aggregate value of transaction: $395,649,643 (includes amount being paid with respect to the termination of stock options)

         5)  Total fee paid:  $79,129.93

[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                        [TO BE MAILED TO CLASS MEMBERS]


SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
----------------------------------------------------------)
PETER SALIT, BARRY ADELMAN,                               )
DAVID FINKELSTEIN, LEE BRENIN, CHARTER                    )
CAPITAL CORP., GRUNTAL FINANCIAL LLC                      )
SAVINGS PLAN A/C/ NORMAN EPSTEIN, HARBOR                  )
FINANCE PARTNERS, LIST, INC. and WAYNE                    )
CRIMI, On Behalf of Themselves and All Others             )
Similarly Situated,                                       ) Consolidated
                                                          )
                                            Plaintiffs,   ) Index No. 98-605796
                                                          )
                  - against -                             )
                                                          )
SBARRO, INC., JOSEPH SBARRO, ANTHONY                      )
SBARRO, MARIO SBARRO, CARMELA SBARRO,                     )
TERRY VINCE, HAROLD L. KESTENBAUM,                        )
RICHARD A. MANDELL, PAUL A. VATTER                        )
and BERNARD ZIMMERMAN,                                    )
                                                          )
                                            Defendants.   )
----------------------------------------------------------)


                       NOTICE OF PENDENCY OF CLASS ACTION,
                       PROPOSED SETTLEMENT OF CLASS ACTION
                             AND SETTLEMENT HEARING
                             ----------------------

TO: ALL RECORD AND BENEFICIAL OWNERS OF THE COMMON STOCK OF SBARRO, INC. DURING THE PERIOD BEGINNING ON AND INCLUDING THE CLOSE OF BUSINESS ON NOVEMBER 25, 1998 THROUGH AND INCLUDING THE DATE THE PROPOSED MERGER BETWEEN SBARRO AND AN ENTITY FORMED BY THE SBARRO FAMILY (AS DEFINED BELOW) IS CONSUMMATED (THE "MERGER DATE"), INCLUDING ANY AND ALL OF THEIR PERSONAL REPRESENTATIVES, HEIRS, ESTATES, ADMINISTRATORS, EXECUTORS, TRUSTEES, PREDECESSORS IN INTEREST, TRANSFEREES, SUCCESSORS AND ASSIGNS, IMMEDIATE AND REMOTE, AND ANY PERSON OR ENTITY ACTING FOR OR ON BEHALF OF, OR CLAIMING UNDER, ANY OF THEM, AND EACH OF THEM, BUT EXCLUDING THE DEFENDANTS IN THE ACTIONS, SBARRO MERGER LLC, THE SBARRO FAMILY AND THEIR RESPECTIVE PERSONAL REPRESENTATIVES, HEIRS, ESTATES, ADMINISTRATORS, EXECUTORS, TRUSTEES, PREDECESSORS IN INTEREST, SUCCESSORS AND ASSIGNS.

         PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF YOU WERE NOT THE BENEFICIAL HOLDER OF SBARRO STOCK BUT HELD SBARRO STOCK FOR A BENEFICIAL HOLDER, PLEASE TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL HOLDER.

         1. This notice is given pursuant to Article 9 of the New York Civil Practice Law and Rules ("CPLR") and pursuant to an Order of this Court entered in the above-captioned consolidated actions (the "Actions") to all record and beneficial owners of Sbarro, Inc. ("Sbarro" or the "Company") common stock during the period beginning on and including the close of business on November 25, 1998 through and including the Merger Date, including any and all of their personal representatives, heirs, estates, administrators, executors, trustees, predecessors in interest, transferees, successors and assigns, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, but excluding the Defendants in the Actions, Mergeco, the Sbarro Family and their respective personal representatives, heirs, estates, administrators, executors, trustees, predecessors in interest, successors and assigns (the "Class").

         2. On May 11, 1999, the Court entered an order (the "Scheduling Order") which, among other things, (a) consolidated the Actions for all purposes; (b) preliminarily found the Settlement described herein (the "Settlement") to be fair, reasonable, adequate and in the best interests of the Class, subject to a final determination based upon the record before the Court at the Settlement Hearing described below; and (c) determined, solely for purposes of the Settlement, that the Actions may be maintained as a class action by the named plaintiffs as representatives of the Class, and naming the law firms of Abbey, Gardy & Squitieri, LLP, Bernstein Litowitz Berger & Grossmann LLP, and Goodkind Labaton Rudoff & Sucharow LLP as Co-Lead Counsel for the Class ("Class Counsel").

                               SETTLEMENT HEARING
                               ------------------

         3. Members of the Class have an interest in these proceedings and are hereby notified that a hearing (the "Settlement Hearing") shall be held on June 29, 1999, at 10:30 a.m. in the Supreme Court of the State of New York, County of New York, in Part 10, Room 222, 60 Centre Street, New York, New York 10007 to determine the following issues:

                  a. whether the Court should approve the Settlement pursuant to CPLR 908 as fair, reasonable, adequate and in the best interest of the Class;

                  b. whether the Stipulation of Settlement dated April 7, 1999 (the "Stipulation") and the terms and conditions of the Settlement should be finally approved by the Court;

                  c. whether an Order and Final Judgment should be entered by the Court dismissing the Actions as to all defendants with prejudice and on the merits and with each party to bear its own expenses (except as provided in the Stipulation) as against the plaintiffs and all members of the Class except those persons who submit a valid and timely request for exclusion from the Class in the manner described below, and extinguish, release and enjoin prosecution of any and all Settled Claims (the "Order and Final Judgment");

                  d. to hear and determine such other matters as the Court may deem necessary; and

                  e. in the event the Court approves the Settlement and enters the Order and Final Judgment, to consider an application by Class Counsel for an award of attorneys' fees and expenses, as described below.

         4. The Court has reserved the right to adjourn the Settlement Hearing, including consideration of the application for attorneys' fees and expenses, without further notice other than by oral announcement at the Settlement Hearing or any adjournment thereof. The Court also has reserved the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the parties to the Stipulation and without further notice to the Class.

                              SUMMARY OF SETTLEMENT
                              ---------------------

                  The Actions and the Settlement address claims arising out of a proposed merger of an entity formed by Defendants Mario Sbarro, Joseph Sbarro and Anthony Sbarro (including Joseph Sbarro (1994) Family Limited Partnership and The Trust of Carmela Sbarro, entities participating with such Defendants (collectively, the "Sbarro Family"), under which all outstanding common stock of Sbarro not owned by the Sbarro Family (the "Public Shares") would be exchanged for cash (the "Merger"). Pursuant to the Settlement described herein, the price to be paid for the Public Shares in the Merger has been increased to $28.85 per share, a $1.35 per share increase from the $27.50 per share previously proposed by the Sbarro Family. This per share increase represents an aggregate increase of approximately $18.2 million. In consideration of this increase to be paid for the Public Shares, among other things, plaintiffs in the Actions have agreed, subject to consummation of the Merger and the approval of the Settlement by the Court, to the dismissal of their claims relating to the Merger. A more complete description of the Settlement is set forth below.

                               FACTUAL BACKGROUND
                               ------------------

                  The following description of the Actions and the Settlement have been prepared by counsel for the parties. The Court has made no findings with respect to such matters, and this Notice is not an expression by the Court of any findings of fact or of law.

         A. Defendant Sbarro is a New York corporation with its principal executive offices located at 401 Broadhollow Road, Melville, New York 11747. Sbarro operates a chain of family-style, cafeteria-type Italian restaurants under the "Sbarro" and "Sbarro The Italian Eatery" names. As of January 3, 1999, Sbarro had 630 Company-owned and 268 franchised restaurants in the United States and abroad.

         B. Defendants Mario Sbarro, Joseph Sbarro, Anthony Sbarro, Carmela Sbarro, Terry Vince, Harold L. Kestenbaum, Richard A. Mandell, Paul A. Vatter and Bernard Zimmerman (collectively, the "Individual Defendants" and together with Sbarro, the other defendant in the Actions, the "Defendants") are, and were at all times relevant to this litigation, officers and/or directors of Sbarro.

         C. On January 20, 1998, Sbarro announced that it had received a proposal from the Sbarro Family, owners of approximately 34.4% of Sbarro's presently outstanding common stock (Sbarro's only outstanding class of capital stock), pursuant to which all other holders of Sbarro common stock (the "Public Shareholders") would receive $28.50 cash per share for their Sbarro shares in a transaction structured as a cash merger with a company to be owned by the Sbarro Family (the "Initial Merger Proposal"). The Initial Merger Proposal was terminated in June 1998.

         D. Following the close of business on November 25, 1998, Sbarro announced that it had received a proposal from the Sbarro Family pursuant to which the Public Shareholders would receive $27.50 cash per share for their Sbarro shares in a transaction to be structured as a cash merger of an entity to be owned by the Sbarro Family with and into the Company (the "Revised Merger Proposal"). Sbarro named a Special Committee of its Board of Directors, consisting of Defendants Richard A. Mandell, Harold L. Kestenbaum, Paul A. Vatter and Terry Vince, to consider the Revised Merger Proposal.

         E. Following the announcement of the Revised Merger Proposal, the following putative class actions challenging the Revised Merger Proposal were filed by Sbarro shareholders in the Supreme Court of the State of New York, County of New York: Lee Brenin v. Mario Sbarro, et al., Index No. 98-605796; Peter Salit v. Sbarro, Inc. et al., Index No. 98-605801; David Finkelstein v. Sbarro, Inc. et al., Index No. 98-605827; Barry Adelman v. Mario Sbarro, et al., Index No. 98-605847; Charter Capital et al. v. Joseph Sbarro et al., Index No. 99-100884. In addition, the following putative class actions challenging the Revised Merger Proposal were filed by Sbarro shareholders in the Supreme Court of the State of New York, County of Suffolk: Charter Capital Corp. v. Joseph Sbarro et al., Index No. 98-27736; Harbor Finance Partners and List, Inc. v. Mario Sbarro et al., Index No. 98-27723; and Gruntal Financial LLC Savings Plan A/C Norman Epstein v. Richard A. Mandell et al., Index No. 98-27200. The actions filed in the County of Suffolk were voluntarily discontinued in order to pursue the litigation in the County of New York. The Actions challenged the Revised Merger Proposal alleging, among other things, that the $27.50 per share merger consideration to be paid to the Public Shareholders was inadequate. The Actions sought, among other things, to enjoin the consummation of the proposed transaction or, in the alternative, to rescind the transaction if it takes place, unspecified money damages and attorney's fees and expenses.

         F. Following the filing of the Actions, counsel for plaintiffs in the Actions ("plaintiffs' counsel") and their financial expert met with the Special Committee's Chairman, counsel and financial advisor, and conducted negotiations with the Sbarro Family, in an effort to reach a settlement of the Actions.

         G. As a result of the discussions and negotiations that the Sbarro Family had with plaintiffs' counsel and with the Special Committee, the Sbarro Family agreed to raise the price to be paid to the Public Shareholders in the proposed Merger to $28.85 per share (the "Increased Merger Consideration"), or to an aggregate of approximately $388.6 million, representing an increase per share of $1.35, or an aggregate increase of approximately $18.2 million, from the Revised Merger Proposal announced on November 25, 1998 (the "Final Merger Proposal"). The Final Merger Proposal was made expressly contingent upon the adoption of the Agreement and Plan of Merger dated January 19, 1999 among the Company, Sbarro Mergeco LLC ("Mergeco") and the Sbarro Family (the "Merger Agreement") by the holders of a majority of the shares of Sbarro common stock owned by the Public Shareholders (the "Public Shareholders Voting Requirement"), as well as by two-thirds of all outstanding shares of Sbarro common stock (the "Statutory Voting Requirement").

         H. On January 19, 1999, the following events occurred:

                  1. After receiving a written opinion from its financial advisor, Prudential Securities Incorporated ("Prudential"), that, as of the date of the Merger Agreement, the Increased Merger Consideration was fair, from a financial point of view, to the Public Shareholders, the Special Committee concluded that the Merger, as reflected in a proposed Merger Agreement, was fair to, and in the best interests of, the Company and the Public Shareholders, and unanimously resolved to recommend that Sbarro's Board of Directors adopt the Merger Agreement;

                  2. After a presentation by the Special Committee and based, in part, on the recommendation of the Special Committee and the fairness opinion received from Prudential, Sbarro's Board of Directors also determined that the Merger was fair to, and in the best interests of, the Company and the Public Shareholders and adopted the Merger Agreement. Consummation of the Merger Agreement is conditioned upon, among other things: (i) fulfillment of the Public Shareholder Voting Requirement, as well as of the Statutory Voting Requirement;
(ii) receipt of financing for the transactions contemplated by the Merger Agreement; (iii) the continued suspension of dividends by the Company; and (iv) settlement of the Actions; and

                  3. The parties to the Actions executed a memorandum of understanding (the "MOU"), which contemplates the settlement and dismissal of the Actions pursuant to the Stipulation.

         I. The Sbarro Family agreed to the Final Merger Proposal after considering the existence of the Actions and the desirability of satisfactorily addressing the claims set forth in the Actions.

         J. Pursuant to the Merger Agreement and subject to the terms and conditions thereof, Mergeco, a New York limited liability company formed by the Sbarro Family for the purpose of the Merger, will be merged with and into Sbarro with each then outstanding share of the Company's common stock, other than shares held of record by Mergeco or the Continuing Shareholders or in the Company's treasury, to be converted into the right to receive the Increased Merger Consideration in cash, without interest. In addition, all outstanding stock options, including those held by the Sbarro Family, will be terminated, with the holders thereof to be paid the difference between the Increased Merger Consideration and the applicable exercise price per share multiplied by the total number of shares of Sbarro common stock subject to such option.

         K. Following execution of, and pursuant to, the MOU, plaintiffs' counsel: (i) continued their investigation and legal analysis of the matters alleged in the Actions and consulted with their financial advisor; (ii) engaged in additional discovery, including documentary discovery and the depositions of the Chairman and Chief Executive Officer of Sbarro, the Chairman of the Special Committee, and a Managing Director of Prudential; and (iii) reviewed and commented upon a draft of the proxy statement which will be provided to Sbarro shareholders in connection with the Merger (the "Proxy Statement").

         L. In light of the aforementioned investigation, the additional facts developed in discovery, the events, negotiations and agreements described above, and analysis of applicable law, counsel for plaintiffs in the Actions have concluded that the terms and conditions of the Settlement provided for in the Stipulation are fair, reasonable, adequate and in the best interests of the plaintiffs and the Class.

         M. Plaintiffs entered into the Stipulation after taking into account:
(i) the substantial benefits to the members of the Class from the Merger Agreement, including the Increased Merger Consideration and the Public Shareholder Voting Requirement; (ii) the risks of continued litigation; and
(iii) the conclusion of plaintiffs' counsel that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of the Public Shareholders. Plaintiffs and plaintiffs' counsel have agreed to the terms of the Settlement because, in their view, the Settlement achieves plaintiffs' principal objectives in the litigation, which are to maximize shareholder value for the Company's shareholders and to provide additional representation for the Public Shareholders.

         N. All the defendants in the Actions have denied and continue to deny vigorously any liability with respect to any and all claims alleged in the Actions, expressly deny having engaged in any wrongful or illegal activity, or having violated any law or regulation or duty, and expressly deny that any person or entity has suffered any harm or damages as a result of the Settled Claims (as defined in paragraph 5 below). While denying any fault or wrongdoing, and relying on the provision of the Stipulation that it shall, in no event, be construed as or deemed to be evidence of an admission or concession on the part of Defendants or any Released Person (as defined in paragraph 5 below) of any fault or liability whatsoever, and without conceding any infirmity in their defenses against the claims alleged in the Actions, Defendants consider it desirable that the Actions be settled and dismissed, subject to the terms and conditions of the Stipulation, because the Settlement will (i) halt the substantial expense, inconvenience and distraction of continued litigation of plaintiffs' claims; (ii) finally put to rest those claims; and (iii) dispel any uncertainty that may exist as a result of this litigation. The Court has made no finding that Defendants engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect.

                              THE SETTLEMENT TERMS
                              --------------------

         The following are the principal provisions set forth in the
Stipulation:

THE SETTLEMENT

         1. In consideration for the full settlement, satisfaction, compromise and release of the Settled Claims (as defined below), and in furtherance of the Final Merger Proposal and the Merger Agreement, the parties to the Actions have agreed to settle the Actions upon the terms and conditions described below.

         2. The Sbarro Family has agreed to the payment of the Increased Merger Consideration upon consummation of the Merger as a result of the discussions and negotiations described above, and after also considering the desirability of obtaining the dismissal, release and discharge of the Released Persons (as defined below) of and from all Settled Claims.

         3. As further consideration for the Settlement, Sbarro has agreed to pay all costs incurred in identifying members of the Class and notifying by mail the members of the Class of the Settlement, including the printing and copying of this Notice and publication of the Summary Notice.

         4. Class Counsel have agreed to the Settlement described herein after having reviewed a draft of the Proxy Statement to satisfy themselves that the Proxy Statement would fully and fairly disclose all material information. The Increased Merger Consideration in the Final Merger Proposal, as reflected in the terms of the Merger Agreement, together with the opportunity of plaintiff's counsel to review and comment on the Proxy Statement, furnishes consideration for plaintiffs' agreement to release and forever discharge each of the Defendants from the Settled Claims.

SETTLED CLAIMS


         5. Subject to the Settlement becoming final as contemplated in paragraph 8 below, any and all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature, known or unknown, that have been or could have been asserted in the Actions or in any court, tribunal or proceeding by or on behalf of any member of the Class (who has not elected to be excluded from the Class in the manner described below), whether individual, class, representative, derivative, legal, equitable or any other type or in any other capacity relating to the claims asserted in the Actions (collectively, the "Settled Claims") against Defendants in the Actions, Mergeco, the Sbarro Family or any of their families, parent entities, associates, affiliates or subsidiaries, and each and all of the foregoing's past, present or future officers, directors, shareholders, members, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, general or limited partners or partnerships, and the personal representatives, heirs, estates, administrators, executors, trustees, predecessors in interest, successors and assigns of each of the foregoing (collectively, the "Released Persons") shall be fully, finally and forever compromised, settled, discharged and dismissed with prejudice and on the merits and released pursuant to the terms and conditions set forth herein, provided however, that the parties hereto expressly reserve all rights and claims to enforce compliance with the terms of the Stipulation. With respect to any and all claims being settled and released, it is the intention of the parties hereto that, upon the

Settlement becoming final, plaintiffs and each member of the Class who has not elected to be excluded from the Class, hereby expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of
Section 1542 of the California Civil Code, which statute provides that:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

RIGHTS TO WITHDRAW FROM THE SETTLEMENT

         6. Defendants, by action taken by a majority of Defendants Mario Sbarro, Joseph Sbarro and Anthony Sbarro, or plaintiffs, by action taken by plaintiffs' Co-Lead Counsel, shall have the option to withdraw from and terminate the Settlement in the event that: (i) the Order and Final Judgment referred to below is not entered substantially in the form agreed, including such modifications thereto as may be ordered by the Court with the consent of the parties; (ii) the Settlement is not approved by the Court or is disapproved, or the Court or appellate court requests the parties to make a material modification to the Settlement to which the parties do not consent; (iii) the condition to finality of the Settlement set forth in clause (ii) of paragraph 8 below shall not have been satisfied; or (iv) the Merger Agreement is terminated.

ORDER AND FINAL JUDGMENT

         7. If the Settlement (including any modification thereto made with the consent of the parties) is approved by the Court, the parties shall promptly request the Court to enter an Order and Final Judgment, which will, among other things:

                  a. determine that the Class has been adequately represented in the Actions and the Settlement;

                  b. approve the Stipulation and the Settlement and adjudge the terms thereof to be fair, reasonable, adequate and in the best interests of the Class;

                  c. determine that the requirements of CPLR Article 9 and due process have been satisfied in connection with notice to the Class;

                  d. dismiss, as to all Released Persons, the Actions with prejudice and without costs except as herein provided, and extinguish, discharge and release any and all Settled Claims of each plaintiff and each other Class member, except those persons who submit a valid and timely Request for Exclusion, said dismissal to be subject only to the Settlement becoming final as contemplated in paragraph 8 below and compliance by the parties with the terms of the Stipulation and any Order of the Court concerning the Stipulation, and permanently enjoin plaintiffs and all other members of the Class, except those persons who submit a valid and timely Request for Exclusion, from asserting, commencing, prosecuting or continuing, either directly, individually, representatively, derivatively or in any other capacity, any of the Settled Claims against Mergeco, the Sbarro Family or any Released Person; and

                  e. without affecting the finality of the Order and Final Judgment, reserve the Court's jurisdiction over all of the parties and the Class members, except those who submit a valid and timely Request for Exclusion, for the administration of the terms of the Settlement and the Stipulation and the application of plaintiffs' counsel for an award of attorneys' fees and expenses.

FINALITY OF SETTLEMENT

         8. The approval of the Settlement shall be considered final when the following three events have occurred: (i) entry of the Order and Final Judgment approving the Settlement; (ii) expiration of any applicable appeal period for the appeal of the Order and Final Judgment without an appeal having been filed or, if an appeal is filed, entry of an order affirming the Order and Final Judgment appealed from and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed; and (iii) consummation of the Merger.

         9. In the event the Settlement is not approved by the Court, or the Court approves the Settlement but such approval is reversed or vacated on appeal, reconsideration or otherwise and such order reversing or vacating the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to such Settlement are not fulfilled, then the Settlement shall be of no further force and effect, and the Stipulation and any amendment thereof (with certain exceptions provided therein), and all negotiations, proceedings and statements relating thereto, shall be null and void and without prejudice to any party, and each party shall be restored to his, her or its respective position as it existed prior to the execution of the MOU.

ATTORNEYS' FEES

         10. At or before the Settlement Hearing, plaintiffs' counsel will apply for an award of attorneys' fees (inclusive of expenses), not to exceed $2,100,000, subject to the Settlement becoming final, as contemplated in paragraph 8 above. Defendants have agreed that they will not object to such an application by plaintiffs' counsel, but Defendants retain the right to oppose any other application for fees or disbursements by plaintiffs, plaintiffs' counsel or any other person. Any fee and expense award to plaintiffs' counsel shall be paid exclusively by Sbarro on behalf of and for the benefit of all Defendants. The fairness, reasonableness and adequacy of the Settlement, and whether the Settlement is in the best interests of the Public Shareholders, may be considered and ruled upon by the Court independently of its consideration of any award of attorneys' fees and expenses. No counsel for plaintiffs shall apply to any court for any fees and expenses except as provided for in this paragraph. The award of attorneys' fees and expenses will not in any way reduce the amounts payable to Sbarro shareholders pursuant to the Merger.

                 YOUR RIGHT TO APPEAR AT THE SETTLEMENT HEARING
                 ----------------------------------------------

         11. Any member of the Class who does not request exclusion from the Class and who objects to the Stipulation, the Settlement, the Order and Final Judgment, and/or the application for attorneys' fees and expenses, or who otherwise wishes to be heard, may appear in person or by their attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided however, that no person other than plaintiffs, Class Counsel, Defendants and counsel for Defendants in the Actions shall be heard, and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown) unless no later than ten (10) days prior to the Settlement Hearing, such person files with the Court (i) written notice of their intention to appear; (ii) a detailed statement of their objections to any matter before the Court; (iii) the grounds therefor or the reasons why they desire to appear and to be heard; (iv) a statement of the number of shares of Sbarro common stock owned by such person as of the close of business on November 25, 1998 and any transactions in Sbarro common stock from that date until the submission of their objection; and (v) documents and writings which such person desires the Court to consider, and, on or before or such filing, serves a copy of their filing by hand or overnight mail on the following counsel of record:

         Arthur N. Abbey
         Abbey Gardy & Squitieri LLP
         212 East 39th Street
         New York, NY 10016

         Jeffrey A. Klafter
         Bernstein Litowitz Berger & Grossmann LLP
         1285 Avenue of the Americas
         New York, NY  10019

         Jonathan M. Plasse
         Goodkind Labaton Rudoff & Sucharow LLP
         100 Park Avenue
         New York, NY 10017

         Class Counsel

         Joel M. Wolosky
         Parker Chapin Flattau & Klimpl, LLP
         1211 Avenue of the Americas
         New York, NY 10036

         Attorneys for Defendants Sbarro, Inc. and
         Bernard Zimmerman

         Stephen W. Greiner
         Willkie Farr & Gallagher
         787 Seventh Avenue
         New York, NY 10019

         Attorneys for Defendants Richard A. Mandell,
         Harold L. Kestenbaum, Paul Vatter and
         Terry Vince

         Arthur A. Katz
         Warshaw Burstein Cohen Schlesinger & Kuh, LLP
         555 Fifth Avenue
         New York, NY 10017

         Attorneys for Defendants Joseph Sbarro,
         Anthony Sbarro, Mario Sbarro and
         Carmela Sbarro

         12. Any person who fails to object in the manner prescribed above shall be deemed to have waived such objection and shall be forever barred from raising such objection in the Actions or any other action or proceedings.

               YOUR RIGHT TO EXCLUDE YOURSELF FROM THE SETTLEMENT
               --------------------------------------------------

         13. If you are a Class member, you will be bound by all determinations, orders and judgments of the Court in the Actions, whether favorable or unfavorable, unless you mail, by first class mail, a written request for exclusion from the Class, postmarked no later than June 18, 1999, addressed to counsel for all parties at the addresses listed in paragraph 11 above. You may not exclude yourself from the Class after that date. In order to be valid, your request must legibly set forth your name and address and a statement that you wish to be excluded from the Class. You must also provide the names in which your Sbarro shares were registered, your Social Security or Taxpayer Identification Number and the number of shares of Sbarro common stock you owned as of the close of business on November 25, 1998 and any transactions in Sbarro common stock from that date until the submission of your Request for Exclusion. Any member of the Class who requests exclusion from the Class must request exclusion with respect to all shares of which he, she or it is the beneficial owner, and any Class member who requests exclusion from the Class with respect to shares whose beneficial ownership is shared in any way must request exclusion together with all other persons with whom such ownership is shared. If signing a Request for Exclusion on behalf of any entity (such as a trust corporation, partnership, limited liability company or estate), you must enclose evidence of your authority to act for such entity and provide the foregoing information with respect to that entity.

                               INTERIM INJUNCTION
                               ------------------

         14. Pending final determination of whether the Settlement should be approved, plaintiffs and all members of the Class, are barred and enjoined from commencing, continuing, asserting or prosecuting any action or claims, either directly, individually, representatively, derivatively or in any other capacity, against Mergeco, the Sbarro Family or any Defendant which are Settled Claims.

                  SCOPE OF THIS NOTICE AND FURTHER INFORMATION
                  --------------------------------------------

         15. This Notice does not purport to be a comprehensive description of the Actions, the allegations or transactions related thereto, the terms of the Stipulation, the Settlement or the Settlement Hearing. For a more detailed statement of the matters involved in this litigation, you may inspect the pleadings, the Stipulation, the Orders entered by the Court and other papers filed in the litigation, at the Office of the Clerk of the Supreme Court of the State of New York, County of New York, 60 Centre Street, New York, New York 10007 during regular business hours of each business day.

DO NOT WRITE OR TELEPHONE THE COURT.

                      NOTICE TO PERSON OR ENTITIES HOLDING
                      RECORD OWNERSHIP ON BEHALF OF OTHERS
                      ------------------------------------

         16. Brokerage firms, banks and other persons or entities who are members of the Class in their capacities as record owners, but not as beneficial owners, are requested to send this notice promptly to beneficial owners. Additional copies of this notice, for transmittal to beneficial owners, are available on request directed to: Sbarro, Inc. 401 Broadhollow Road, Melville, New York 11747, Attention: Vice President-Finance. Reasonable expenses of forwarding this notice to beneficial owners will be reimbursed by Sbarro and should be addressed to: Sbarro, Inc. 401 Broadhollow Road, Melville, New York 11747, Attention: Vice President-Finance.

                                                 BY ORDER OF THE COURT:

                                                     Beatrice Shainswit

                                                          J.S.C.
Dated:  May 17, 1999